EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2019 Results

SACRAMENTO, Calif., Jan. 23, 2020 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.5 million, or $0.26 per diluted share, for the fourth quarter of 2019 compared to a net income of $1.1 million, or $0.19 per diluted share, for the fourth quarter of 2018.  For the twelve months ended December 31, 2019, net income was $5.5 million, or $0.94 per diluted share, compared to $4.9 million, or $0.83 per diluted share, for the twelve months ended December 31, 2018.

“While we still have some work to do, we made great progress in 2019 and are pleased with the results.  Overall, loans were up 24%, core deposits 6%, net income 12% and earnings per share 13%,” said David E. Ritchie, Jr., President and Chief Executive Officer. “Loan demand remained strong with over $43 million in new loan originations during the fourth quarter, as did asset quality, and the margin continues to increase despite the current rate environment.”

Financial Highlights

  Net loans increased $75.3 million (23.6%) and core deposits increased $28.4 million (5.7%) during 2019. During the fourth quarter of 2019, net loans increased $23.9 million (6.5%) and core deposits increased $4.4 million (0.8%).
  The fourth quarter 2019 net interest margin was 3.63%, compared to 3.62% for the third quarter of 2019 and 3.54% for the fourth quarter of 2018.
  Net interest income was $6.1 million in the fourth quarter of 2019, compared to $5.5 million in the fourth quarter of 2018.  For the twelve months ended December 31, 2019, net interest income was $23.2 million, compared to $20.6 million for the twelve months ended December 31, 2018.
  Pretax, pre-provision income increased $611,000 (38.5%) to $2.2 million in the fourth quarter of 2019, compared to $1.6 million in the fourth quarter of 2018.  For the year ended December 31, 2019 pretax, pre-provision income was $8.1 million, an increase of $1.4 million (21.1%) when compared to $6.6 million for the year ended December 31, 2018.
  The allowance for loan and lease losses was $5.1 million (1.29% of total loans and leases) at December 31, 2019, compared to $4.4 million (1.36% of total loans and leases) at December 31, 2018.  There were no nonperforming loans at December 31, 2019 and $27,000 at December 31, 2018.
  Shareholders’ equity was $82.9 million at December 31, 2019 compared to $74.7 million at December 31, 2018.  Tangible book value per share was $11.29 at December 31, 2019 compared to $9.97 at December 31, 2018.  Book value per share was $14.06 per share at December 31, 2019 compared to $12.75 per share at December 31, 2018.
  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on November 12, 2019.  Cash dividends per share for the year ended December 31, 2019 were $0.24, compared to $0.20 for the year ended December 31, 2018.
  The Company continues to maintain strong capital ratios.  At December 31, 2019, the Leverage ratio was 9.2% compared to 8.9% at December 31, 2018; the Tier 1 Risk-Based Capital ratio was 14.8% compared to 16.1% at December 31, 2018; and the Total Risk-Based Capital ratio was 15.9% compared to 17.3% at December 31, 2018.

Northern California Economic Update, December 31, 2019.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, and the State of California Employment Development Department.

In 2019, the commercial real estate and employment data continues to reflect mostly positive trends in the markets we serve.  Unemployment for the month of November 2019 decreased in all of the Bank’s market areas when compared to year-end 2018.  Commercial real estate data for the third quarter 2019 reflects mostly positive results with some areas showing some very slight signs of slowing when compared to year-end 2018.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 14.9% to 14.0%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%.  As of the third quarter 2019, Sacramento area office and retail vacancy rates increased slightly to 14.1% and 8.0% respectively while industrial vacancy rates decreased further to 4.2%.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018.  Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, industrial vacancy increased from 4.6% to 4.8%, and retail vacancy increased from 3.8% to 4.5%.   Compared to year-end 2018, Sonoma County’s vacancy increased slightly in all categories as follows: office 12.4%, industrial 4.9%, and retail 4.6% as of third quarter 2019.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2017 through December 31, 2018.  Some fluctuation has occurred in 2019, and as of September 30, 2019, absorption was a positive 347,721 square feet (SF) for office, 185,000 SF for retail, and 319,000 SF for Industrial.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2017 through the third quarter of 2018.  Although absorption remained positive for the fourth quarter of 2018 and into 2019, it was trending downward, and at third quarter 2019 was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa.  Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time.  During the third quarter 2019 some improvement was made, however, absorption was still a negative 71,923 SF.  In the City of Santa Rosa, Industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF.  As of September 30, 2019, absorption was a negative 6,876 SF.   Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above.  In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.88/SF to $1.99/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF.  Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.99/SF for office and $0.57/SF for industrial.  Retail decreased slightly from $1.39/SF in third quarter 2018 to $1.38/SF in fourth quarter 2018.  As of third quarter 2019, lease rates for office and retail increased slightly to $2.00/SF and $1.41/SF respectively, and industrial remained flat at $0.57/SF.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.  Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross.  As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for class B.  Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis).  Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers.  Subsequent data for Santa Rosa is not yet available. There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The Bank’s multi-family loan portfolio is widely spread geographically throughout California.  Sacramento data is currently being used below as it is our largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from December 31, 2017 through December 31, 2018.  The highest occupancy rate within this time range was in third quarter 2018 at 96.8%, and the lowest was first quarter 2018 at 96.3%.  As of third quarter 2019, occupancy was at 96.9%.  Monthly lease rates during this period ranged from $1,359 in fourth quarter 2017 to $1,405 in fourth quarter 2018.  As of third quarter 2019, lease rates increased to $1,495.

The trailing 12-month cap rate from fourth quarter 2017 through fourth quarter 2018 ranged with some fluctuation from a high of 5.6% in fourth quarter 2017 to a low of 5.4% in the second quarter 2018.  As of third quarter 2019, the 12-month cap rate was 5.1%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  When compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, and to 3.9% in December 2018.  As of November 2019, national unemployment dropped slightly further to 3.5%.

California unemployment was 5.3% at December 31, 2016.  As of December 2017 and December 2018, the rate decreased further to 4.4% and 4.1% respectively.  As of November 2019 the rate decreased to 3.9%.  The number of employed Californians increased slightly during 2017 and 2018.  At the end of 2016, there were 18.2 million employed, 18.5 million at the end of 2017, and 18.7 million at the end of 2018.  As of November 2019, the number of employed Californians increased since year-end 2018 by 26,000 jobs.

All three of our markets have reported lower unemployment rates from year-end 2016 to year-end 2018.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.9% in the Sacramento MSA and 3.7% to 2.9% in the Santa Rosa-Petaluma MSA.  As of December 31, 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased further to 3.5% and 2.6%, respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter, has improvement decreasing to 5.9% at December 31, 2016, 4.3% at December 31, 2017, and 3.8% at December 31, 2018.

As of November 2019, unemployment rates decreased slightly in all areas compared to year-end 2018 as follows: Sacramento MSA decreased from 3.5% to 3.2%, Santa-Rosa-Petaluma MSA decreased from 2.6% to 2.4%, and Amador County from 3.8% to 3.4%.

Job growth was positive in all of our markets from year-end 2016 to year-end 2018.  Comparing December 2016 to December 2017, job growth was 2.2% for the Sacramento MSA, 1.2% in the Santa Rosa-Petaluma MSA and 2.0% in Amador County.  Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.7 for Amador County as of December 2018.  Job growth as of November 2019 was a flat in the Sacramento MSA, a positive 0.4% in the Santa Rosa MSA, and a positive 2.9% for Amador County compared to 2018 year-end.

Balance Sheet Review

American River Bankshares’ assets totaled $720.4 million at December 31, 2019, compared to $721.3 million at September 30, 2019, and $688.1 million at December 31, 2018.

Net loans totaled $393.8 million at December 31, 2019, compared to $369.9 million at September 30, 2019, and $318.5 million at December 31, 2018.

The loan portfolio at December 31, 2019 included: real estate loans of $323.8 million (81% of the portfolio), commercial loans of $43.0 million (11% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $31.7 million (8% of the portfolio).  The real estate loan portfolio at December 31, 2019 includes: owner-occupied commercial real estate loans of $71.9 million (22% of the real estate portfolio), investor commercial real estate loans of $142.7 million (44% of the real estate portfolio), multi-family real estate loans of $56.8 million (18% of the real estate portfolio), construction and land development loans of $23.2 million (7% of the real estate portfolio) and residential real estate loans of $29.2 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. There were $1.4 million in NPAs at December 31, 2019 compared to $957,000 at September 30, 2019 and $984,000 at December 31, 2018.  The NPAs to total assets ratio increased to 0.19% at December 31, 2019 from 0.13% at the end of September 2019 and from 0.14% at December 31, 2018.

At December 31, 2019, the Company had one OREO property totaling $846,000 compared to a balance of $957,000 at September 30, 2019 and at December 31, 2018.  During the fourth quarter of 2019, the book value of this OREO property was written down by $110,000 to $846,000 from $957,000 due to an updated appraisal.  During the fourth quarter of 2019, the Company took possession of an automobile which was held as collateral for a loan.  The book value of this automobile is $517,000 and is classified in other assets.  At December 31, 2019, September 30, 2019 and December 31, 2018 there was no valuation allowance for OREO properties.

Loans measured for impairment were $7.6 million at the end of December 2019, a decrease from $7.7 million at September 30, 2019 and from $8.7 million at the end of December 2018. Specific reserves of $142,000 were held on the impaired loans at December 31, 2019 compared to $82,000 at September 30, 2019 and $185,000 at December 31, 2018.  There was $180,000 in provision for loan and lease losses in the fourth quarter of 2019 compared to $125,000 in provision for the fourth quarter of 2018.  There was $660,000 in provision for loan and lease losses in the twelve months ended December 31, 2019 compared to $175,000 in provision in the twelve months ended December 31, 2018.  The additions to the loan and lease loss allowance in 2019 were due to the growth in loan balances during 2019.  The Company had net recoveries of $4,000 in the fourth quarter of 2019 compared to net charge-offs of $65,000 in the fourth quarter of 2018.  For the twelve months ended December 31, 2019, the Company had net recoveries of $86,000 compared to net charge-offs of $261,000 for the twelve months ended December 31, 2018.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $4.3 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $262.2 million at December 31, 2019, down $14.1 million (5.1%) from $276.3 million at September 30, 2019 and $33.0 million (11.2%) from $295.2 million at December 31, 2018.  At December 31, 2019, the investment portfolio was comprised of 92% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 5% obligations of states and political subdivisions, and 3% corporate bonds.  The reduction in the investment portfolio during 2019 was used primarily to fund the increased loan growth during the same time period.

At December 31, 2019, total deposits were $604.8 million, compared to $612.9 million at September 30, 2019 and $590.7 million one year ago.  Core deposits increased $4.4 million (0.8%) to $531.0 million at December 31, 2019 from $526.7 million at September 30, 2019, and increased $28.4 million (5.7%) from $502.6 million at December 31, 2018.  The Company considers all deposits except time deposits as core deposits.

At December 31, 2019, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 26% and time certificates were 12% of total deposits.  At December 31, 2018, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.

Shareholders’ equity increased $60,000 (0.1%) to $82.9 million at December 31, 2019, compared to $82.8 million at September 30, 2019 and $8.2 million (11.0%) from $74.7 million at December 31, 2018.  The increase in equity from December 31, 2018 was due to a $3.7 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $4.1 million increase in Retained Earnings due to the net income for the year ($5.5 million) less cash dividends declared ($1.4 million), plus a $0.4 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the fourth quarter 2019 increased $572,000 (10.3%) to $6.1 million from $5.5 million during the fourth quarter of 2018, and for the twelve months ended December 31, 2019, net interest income increased $2.6 million (12.4%) to $23.2 million from $20.6 million during the twelve months ended December 31, 2018.  The net interest margin as a percentage of average earning assets was 3.63% in the fourth quarter of 2019, compared to 3.62% in the third quarter of 2019 and 3.54% in the fourth quarter of 2018.  For the twelve months ended December 31, 2019, the net interest margin was 3.60% compared to 3.41% for the twelve months ended December 31, 2018.  Interest income for the fourth quarter of 2019 increased $695,000 (11.6%) to $6.7 million from $6.0 million in the fourth quarter of 2018, and for the twelve months ended December 31, 2019, interest income increased $3.4 million (15.4%) to $25.7 million from $22.2 million for the twelve months ended December 31, 2018.

The average tax equivalent yield on earning assets increased from 3.85% in the fourth quarter of 2018 to 3.98% for the fourth quarter of 2019, and for the twelve months ended December 31, 2019 increased to 3.98% from 3.67% for the twelve months ended December 31, 2018.  Much of the increase in yields during these periods can be attributed to an increase in yield on loans due to the higher rate environment between these two periods.  The yield on loans increased from 4.79% in the fourth quarter of 2018 to 4.95% during the fourth quarter of 2019 and increased from 4.72% during the twelve months of 2018 to 4.95% during the twelve months of 2019.  Adding to the increase during the twelve month periods was an increase in the yields on investments which increased from 2.66% in 2018 to 2.81% in 2019.  Interest income also benefitted from an increase in average loans.  When compared to the fourth quarter of 2018, average loan balances increased $66.3 million (20.7%) from $321.5 million to $387.8 million for the fourth quarter of 2019.  The average loan balances increased $50.9 million (16.5%) from $308.4 million in the twelve months of 2018 to $359.3 million in the twelve months of 2019.

The average balance of earning assets increased $49.8 million (8.0%) from $624.6 million in the fourth quarter of 2018 to $674.4 million in the fourth quarter of 2019, and for the twelve months ended December 31, 2019, increased $38.9 million (6.4%) to $650.6 million from $611.7 million for the twelve months ended December 31, 2018.

Interest expense for the fourth quarter of 2019 increased $123,000 (25.6%) to $603,000 from $480,000 for the fourth quarter of 2018, and for the twelve months ended December 31, 2019 increased $865,000 (54.2%) to $2.5 million from $1.6 million for the twelve months ended December 31, 2018.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.49% in the fourth quarter of 2018 to 0.60% in the fourth quarter of 2019, and from 0.41% in the twelve months of 2018 to 0.63% in the twelve months of 2019.  Average deposits increased $25.7 million (4.3%) from $591.8 million during the fourth quarter of 2018 to $617.5 million during the fourth quarter of 2019.  Average borrowings increased $2.9 million (18.7%) from $15.5 million during the year of 2018 to $18.4 million during 2019, while the cost increased from 1.53% in 2018 to 2.08% in 2019 and is due to renewal of term advances at higher borrowing rates.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2019 was $439,000, an increase of $55,000 (14.3%) from $384,000 in the fourth quarter of 2018, and for the twelve months ended December 31, 2019 was $1.7 million, an increase of $175,000 (11.6%) compared to $1.5 million for the twelve months ended December 31, 2018.  For the twelve months ended December 31, the increase in noninterest income was predominately related to an increase in gain on sale of securities from a gain of $31,000 in 2018 to a gain of $115,000 in 2019.

Noninterest expense increased $16,000 (0.4%) from the fourth quarter of 2018 to the fourth quarter of 2019, from $4.33 million to $4.35 million, and for the twelve months ended December 31, it increased $1.3 million (8.6%) from $15.5 million in 2018 to $16.8 million in 2019.  The predominant variance between the fourth quarters of 2018 and 2019 was an increase in expenses related to other real estate owned from $8,000 in 2018 to $119,000 in 2019, which included the $110,000 write-down mentioned above.  The predominant variance between the twelve months ended December 31 for each year was the increase in salaries and benefits of $1.1 million (10.9%) due to an increase in key lending and credit employees hired during the second quarter of 2018 and an increase in incentive accrual in 2019 due to increased loan production.  Other expenses increased $301,000 (8.6%) for the twelve months of 2019 compared to the same period in 2018.  Increases in 2019 in the other expense line item included expenses related to business development and bank charges.  Offsetting the increase was a decrease in FDIC insurance assessments of $154,000 from $202,000 in 2018 to $48,000 in 2019 due to the receipt of the FDIC’s Small Bank Assessment Credits in the third quarter of 2019 and no FDIC Assessments in the fourth quarter of 2019.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2019 decreased to 65.7% from 72.6% in the fourth quarter of 2018, and for the twelve months ended December 31, 2019, decreased to 67.1% from 69.4% for the twelve months ended December 31, 2018.

Provision for Income Taxes

Federal and state income taxes for the quarter ended December 31, 2019 increased by $174,000 (51.6%) from $337,000 in the fourth quarter of 2018 to $511,000 in the fourth quarter of 2019, and increased $317,000 (20.1%) from $1.6 million in 2018 to $1.9 million in 2019.  The higher provision for taxes in 2019 compared to 2018 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation, in addition to the increase in taxable income in 2019.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 23, 2020 at 1:30 p.m. Pacific Time.  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 774-6070 and entering the Conference ID 8885 866#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan and lease losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan and Lease Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan and lease losses and income taxes (pretax, pre-provision income) adds back both the provision for loan and lease losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan and lease losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and 2019 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2019	2019	2018
Cash and due from banks	$15,258	$14,512	$20,987
Federal funds sold	-	-	7,000
Interest-bearing deposits in banks	2,552	14,870	1,746
Investment securities	262,213	276,311	295,225
Loans & leases:
Real estate	323,771	302,570	278,056
Commercial	43,019	41,079	29,650
Other	31,729	30,753	15,165
Deferred loan origination fees and costs, net	421	491	37
Allowance for loan and lease losses	(5,138)	(4,953)	(4,392)
Loans and leases, net	393,802	369,940	318,516
Bank premises and equipment, net	1,191	1,217	1,071
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,259	4,259	3,932
Other real estate owned, net	846	957	957
Accrued interest receivable and other assets	23,911	22,894	22,337
	$720,353	$721,281	$688,092

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$227,055	$228,517	$214,745
Interest checking	69,834	70,712	69,489
Money market	158,319	151,469	145,831
Savings	75,820	75,980	72,522
Time deposits	73,809	86,226	88,087
Total deposits	604,837	612,904	590,674
Short-term borrowings	9,000	5,000	5,000
Long-term borrowings	10,500	10,500	10,500
Accrued interest and other liabilities	13,107	10,028	7,197
Total liabilities	637,444	638,432	613,371

SHAREHOLDERS' EQUITY
Common stock	$30,536	$30,466	$30,103
Retained earnings	50,581	49,487	46,494
Accumulated other comprehensive (loss) income	1,792	2,896	(1,876)
Total shareholders' equity	82,909	82,849	74,721
	$720,353	$721,281	$688,092

Ratios:
Nonperforming loans and leases to total loans and leases	0.00%	0.00%	0.01%
Net (recoveries) chargeoffs to average loans and leases (annualized
at September 30, 2019)	-0.02%	-0.03%	0.08%
Allowance for loan and lease losses to total loans and leases	1.29%	1.32%	1.36%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.26%	9.32%	9.01%
Common Equity Tier 1 Risk-Based Capital	14.93%	15.55%	16.23%
Tier 1 Risk-Based Capital Ratio	14.93%	15.55%	16.23%
Total Risk-Based Capital Ratio	16.10%	16.74%	17.41%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.16%	9.22%	8.94%
Tier 1 Risk-Based Capital Ratio	14.77%	15.38%	16.11%
Total Risk-Based Capital Ratio	15.94%	16.58%	17.29%

Nonperforming loans	-	-	27
Nonperforming assets	1,363	957	984

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2019	2018	Change	2019	2018	Change
Interest income	$6,707	$6,012	11.6%	$25,670	$22,242	15.4%
Interest expense	603	480	25.6%	2,461	1,596	54.2%
Net interest income	6,104	5,532	10.3%	23,209	20,646	12.4%
Provision for loan and lease losses	180	125	44.0%	660	175	277.1%
Noninterest income:
Service charges on deposit accounts	149	124	20.2%	558	476	17.2%
Gain on sale of securities	41	12	241.7%	115	31	271.0%
Other noninterest income	249	248	0.4%	1,015	1,006	0.9%
Total noninterest income	439	384	14.3%	1,688	1,513	11.6%
Noninterest expense:
Salaries and employee benefits	2,893	2,929	(1.2)%	11,316	10,203	10.9%
Occupancy	255	259	(1.5)%	1,023	1,050	(2.6)%
Furniture and equipment	142	138	2.9%	542	553	(2.0)%
Federal Deposit Insurance Corporation assessments	-	44	(100.0)%	48	202	(76.2)%
Expenses related to other real estate owned	119	8	1,387.5%	134	20	570.0%
Other expense	936	951	(1.6)%	3,783	3,482	8.6%
Total noninterest expense	4,345	4,329	0.4%	16,846	15,510	8.6%
Income before provision for income taxes	2,018	1,462	38.0%	7,391	6,474	14.2%
Provision for income taxes	511	337	51.6%	1,891	1,574	20.1%
Net income	$1,507	$1,125	34.0%	$5,500	$4,900	12.2%
			-
Basic earnings per share	$0.26	$0.19	36.8%	$0.94	$0.83	13.3%
Diluted earnings per share	$0.26	$0.19	36.8%	$0.94	$0.83	13.3%

Net interest margin as a percentage of average earning assets	3.63%	3.54%		3.60%	3.41%

Average diluted shares outstanding	5,881,901	5,858,615		5,869,471	5,908,660

Operating Ratios:
Return on average assets	0.82%	0.65%		0.78%	0.72%
Return on average equity	7.22%	6.22%		6.92%	6.77%
Return on average tangible equity	8.99%	8.05%		8.71%	8.74%
Efficiency ratio (fully taxable equivalent)	65.74%	72.59%		67.09%	69.35%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Fourth	Fourth		For the Nine Months
	Quarter	Quarter		Ended September 30,
	2019	2018		2019	2018
Reported net income	$1,507	$1,125		$5,500	$4,900
Provision for loan and lease losses	180	125		660	175
Provision for income taxes	511	337		1,891	1,574
Pretax, pre-provision income	$2,198	$1,587		$8,051	$6,649

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2019	2019	2018
Interest income	$6,707	$6,555	$6,276	$6,132	$6,012
Interest expense	603	627	648	583	480
Net interest income	6,104	5,928	5,628	5,549	5,532
Provision for loan and lease losses	180	120	180	180	125
Noninterest income:
Service charges on deposit accounts	149	149	139	121	124
Gain on sale of securities	41	9	29	36	12
Other noninterest income	249	259	253	254	248
Total noninterest income	439	417	421	411	384
Noninterest expense:
Salaries and employee benefits	2,893	2,898	2,744	2,781	2,929
Occupancy	255	256	255	257	259
Furniture and equipment	142	120	140	140	138
Federal Deposit Insurance Corporation assessments	-	(47)	45	50	44
Expenses related to other real estate owned	119	7	4	4	8
Other expense	936	859	960	1,028	951
Total noninterest expense	4,345	4,093	4,148	4,260	4,329
Income before provision for income taxes	2,018	2,132	1,721	1,520	1,462
Provision for income taxes	511	561	445	374	337
Net (loss) income	$1,507	$1,571	$1,276	$1,146	$1,125

Basic (loss) earnings per share	$0.26	$0.27	$0.22	$0.20	$0.19
Diluted (loss) earnings per share	$0.26	$0.27	$0.22	$0.20	$0.19

Net interest margin as a percentage of average earning assets	3.63%	3.62%	3.57%	3.59%	3.54%

Average diluted shares outstanding	5,881,901	5,870,916	5,862,416	5,857,627	5,858,615
Shares outstanding-end of period	5,898,878	5,903,228	5,903,228	5,887,962	5,858,428

Operating Ratios (annualized):
Return on average assets	0.82%	0.88%	0.74%	0.68%	0.65%
Return on average equity	7.22%	7.65%	6.53%	6.17%	6.22%
Return on average tangible equity	8.99%	9.57%	8.25%	7.88%	8.05%
Efficiency ratio (fully taxable equivalent)	65.74%	64.01%	68.00%	70.91%	72.59%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2019	2019	2018
Reported net income	$1,507	$1,571	$1,276	$1,146	$1,125
Provision for loan and lease losses	180	120	180	180	125
Provision for income taxes	511	561	445	374	337
Pretax, pre-provision income	$2,198	$2,252	$1,901	$1,700	$1,587

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$363,910	$4,505	4.91%	$305,939	$3,708	4.81%
Tax-exempt loans and leases	23,936	338	5.60%	15,522	174	4.45%
Taxable investment securities	268,933	1,833	2.70%	272,348	1,971	2.87%
Tax-exempt investment securities	5,643	47	3.30%	14,696	117	3.16%
Federal funds sold	-	-	0.00%	14,380	80	2.21%
Interest-bearing deposits in banks	12,008	50	1.65%	1,746	10	2.27%
Total earning assets	674,430	6,773	3.98%	624,631	6,060	3.85%
Cash & due from banks	16,683			25,543
Other assets	40,382			40,437
Allowance for loan & lease losses	(5,022)			(4,321)
	$726,473			$686,290

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$224,050	$194	0.34%	$219,580	$76	0.14%
Savings	76,405	7	0.04%	74,582	7	0.04%
Time deposits	79,992	319	1.58%	81,382	331	1.61%
Other borrowings	15,728	83	2.09%	15,500	66	1.69%
Total interest bearing liabilities	396,175	603	0.60%	391,044	480	0.49%
Noninterest bearing demand deposits	237,022			216,265
Other liabilities	10,481			7,198
Total liabilities	643,678			614,507
Shareholders' equity	82,795			71,783
	$726,473			$686,290
Net interest income & margin		$6,170	3.63		$5,580	3.54

Twelve months ended December 31,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$338,775	$16,834	4.97%	$294,114	$13,924	4.73%
Tax-exempt loans and leases	20,554	942	4.58%	14,251	632	4.43%
Taxable investment securities	271,779	7,589	2.79%	264,247	6,901	2.61%
Tax-exempt investment securities	9,517	313	3.29%	18,651	611	3.28%
Federal funds sold	173	5	2.89%	18,688	348	1.86%
Interest-bearing deposits in banks	9,829	201	2.04%	1,745	33	1.89%
Total earning assets	650,627	25,884	3.98%	611,696	22,449	3.67%
Cash & due from banks	16,440			34,535
Other assets	40,878			39,822
Allowance for loan & lease losses	(4,740)			(4,423)
	$703,205			$681,630

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$212,499	$563	0.26%	$219,742	$272	0.12%
Savings	74,304	28	0.04%	71,742	26	0.04%
Time deposits	85,723	1,487	1.73%	79,422	1,061	1.34%
Other borrowings	18,430	383	2.08%	15,533	237	1.53%
Total interest bearing liabilities	390,956	2,461	0.63%	386,439	1,596	0.41%
Noninterest bearing demand deposits	222,616			215,721
Other liabilities	10,136			7,062
Total liabilities	623,708			609,222
Shareholders' equity	79,497			72,408
	$703,205			$681,630
Net interest income & margin		$23,423	3.60%		$20,853	3.41%